Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Peter Rahmer	Thomas A. Bologna
Trout Group	Chairman & Chief Executive Officer
646-378-2973	323-224-3900

Response Genetics, Inc. Announces First Quarter 2015 Financial Results

LOS ANGELES, May 14, 2015 — Response Genetics, Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests that help determine a patient’s response to cancer therapy, today announced its consolidated financial results and business progress for the first quarter ended March 31, 2015.

Total revenue for the first quarter ended March 31, 2015 was $3.8 million compared to $3.9 million for the quarter ended March 31, 2014. The Company’s ResponseDX® revenue was $3.3 million which was consistent with the quarter ended March 31, 2014. The Company’s pharmaceutical client revenue, which varies significantly on a quarterly basis by its nature and concentration, was $0.5 million versus $0.6 million for the first quarter of 2014.

The Company’s order volume associated with its ResponseDX® revenues increased 29% from the prior year quarter. This increase in order volume was offset by reductions in reimbursement from both Medicare and Third Party Insurance carriers. The Company believes its increasing order volume is a result of the Company’s focus and sales emphasis on larger accounts. The Company began seeing results in 2014 of what it believes is the best-in-class TC/PC testing service. With this service, the Company provides the technical component (TC), or the processing of patient samples, for interpretation by the referring pathologists, the professional component (PC). In addition to its TC/PC testing service, the increase in volume associated with the Company’s Response DX® is attributable to the expansion of the Company’s testing menu and the introduction of the ResponseDX: Tissue of Origin® test in February of last year, as well as other initiatives. The decrease in pharmaceutical client revenue relative to the quarter ended March 31, 2014 primarily relates to the timing of services performed for the Company’s largest pharmaceutical client which, going forward, the Company expects to be partially offset with increasing testing related to the multi-year, multi-million dollar NCI related award it won last year.

The Company’s gross margin increased to 39% for the quarter ending March 31, 2015 compared to 37% for the first quarter of 2014.

“We are pleased with the increase in our ResponseDX® sales order volume which has grown by approximately 29% over the prior year quarter,” said Thomas A. Bologna, the Company’s Chairman & Chief Executive Officer. Also, we significantly overhauled our back office operations late in the second half of 2014 and are encouraged by the impact these changes are already having on revenue collections. In the first quarter of 2015 cash collections related to our ResponseDX® sales nearly doubled relative to the fourth quarter of 2014.”

Excluding cost of revenue, total operating expenses for the first quarter of 2015 were $5.1 million, compared to $4.9 million, for the same period last year. This increase in total operating expense of approximately $0.2 million was primarily related to an increase in expense related to the allowance for doubtful accounts for the Company’s ResponseDX® business which the Company expects to decrease as the year progresses.

The Company’s net loss for the quarter ended March 31, 2015 was $4.0 million, or $(0.10) per share, compared to a net loss of $3.5 million, or $(0.09) per share, for the quarter ended March 31, 2014.

Cash and cash equivalents at March 31, 2015, were $1.7 million, compared to $2.2 million at March 31, 2014.

Conference Call Details

To access the conference call by phone on May 14, 2015 at 10:00 a.m. Eastern time, dial (800) 537-0745 or (253) 237-1142 for international participants. A telephone replay will be available beginning approximately two hours after the call through May 16, 2015, and may be accessed by dialing (855) 859-2056 or (404) 537-3406. The conference passcode for both the live call and replay is 44097553.

To access the live and archived webcast of the conference call, go to the Investor Relations section of the Company's Web site at http://investor.responsegenetics.com/events.cfm. It is advised that participants connect at least 15 minutes prior to the call to allow for any software downloads that might be necessary.

All results reflected in this press release should be considered preliminary and are subject to change until the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 is filed with the Securities and Exchange Commission.

About Response Genetics, Inc.

Response Genetics, Inc. (the "Company") is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic testing services for cancer. The Company's technologies enable extraction and analysis of genetic information derived from tumor cells stored as formalin-fixed and paraffin-embedded specimens. The Company's principal customers include oncologists and pathologists. In addition to diagnostic testing services, the Company generates revenue from the sale of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company's headquarters is located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of the Company related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions, such as the ability of the Company, to provide clinical testing services to the medical community, to continue to expand its sales force, to continue to offer its TC/PC services, to obtain and retain larger accounts for its DX business, to increase sales of ResponseDX: Tissue of OriginTM test, to attract and retain qualified management, to strengthen marketing capabilities, to expand the suite of ResponseDX® products, to continue to provide clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into areas of companion diagnostics, to continue to execute on its business strategy and operations, to continue to analyze cancer samples and the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, and other statements identified by words such as "project," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.

These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

RESPONSE GENETICS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2014	2015

Cash and cash equivalents	$2,222,491	$1,734,661
Accounts receivable, net	7,810,417	6,059,111
Prepaid expenses and other current assets	1,182,748	962,059
Total current assets	11,215,656	8,755,831
Property and equipment, net	1,406,405	1,265,351
Intangible assets, net	631,149	582,441
Other assets	191,874	174,606
Total assets	$13,445,084	$10,778,229

Accounts payable	$1,609,741	$1,707,332
Accrued expenses and other current liabilities	3,337,177	3,064,787
Capital lease obligation, current portion	100,951	104,984
Total current liabilities	5,047,869	4,877,103

Capital lease obligation, long term portion	103,472	76,084
Line of credit	1,500,000	1,465,662
Term loan, net	7,963,850	9,296,493
Total liabilities	14,615,191	15,715,342

Total stockholders’ deficit	(1,170,107)	(4,937,113)
Total liabilities and stockholders’ deficit	$13,445,084	$10,778,229

The condensed consolidated balance sheet for December 31, 2014 is derived from the audited consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2014.

RESPONSE GENETICS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three Months Ended March 31,
	2014	2015
Net revenue	$3,894,934	$3,790,604

Cost of revenue	2,438,376	2,314,649

Gross profit	1,456,558	1,475,955

Operating expenses:
Selling and marketing	1,452,905	949,726
General and administrative	3,013,898	3,898,931
Research and development	467,567	268,200
Total operating expenses	4,934,370	5,116,857
Operating loss	(3,477,812)	(3,640,902)
Other income (expense):
Interest expense	(24,221)	(377,479)
Other	(2,406)	1
Net loss	(3,504,439)	(4,018,380)
Unrealized loss on foreign currency translation	(22,229)	(27,908)
Comprehensive loss	$(3,526,668)	$(4,046,288)

Net loss per share — basic and diluted	$(0.09)	$(0.10)

Weighted-average common shares — basic and diluted	38,718,336	38,795,396

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